  Exhibit 99.1

F & M Bank Corp.---News and Financials
F & M BANK CORP. ANNOUNCES FIRST QUARTER EARNINGS

CONTACT:	Neil Hayslett, EVP/Chief Operating Officer	540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—May 2, 2018—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the first quarter ending March 31, 2018.

Selected highlights for the quarter include:

●
Net income of $1.97 million;
●
Net interest margin of 4.78%;
●
Net interest income increased $638,000;
●
Return on Average Assets of 1.11%;
●
Loans held for investment increased $31.7 million, or 5.4%, compared to one year ago;
●
Total deposits increased $32.0 million, or 6.0%, compared to one year ago.

Mark Hanna, President, commented “We are pleased to announce first quarter earnings of $1.97 million. While this is a $372,000 decrease compared to the first quarter of 2017, our pre-tax core operating earnings increased $287,000 in 2018 to a total of $3.02 million versus $2.73 million in 2017. Core operating earnings excludes the 2018 provision for loan losses and $462,000 of non-recurring net gains in 2017. Loans and deposits both increased approximately $32 million in the prior 12 months. This growth continues to drive our net interest margin which rose to 4.78% versus 4.68% and 4.39% when compared to the prior quarter and the first quarter of 2017, respectively.” Mr. Hanna continued, ‘Non-performing loans and assets have ticked upward the last two quarters. As a result, we funded our allowance for loan losses for the first time since the first quarter of 2015. During the first quarter we charged $680,000 to the provision for loan losses and had net charge-offs of $309,000. This resulted in the allowance for loan loss balance increasing $371,000 as compared to year end 2017.”

Mr. Hanna further stated, “We continue to be busy with new and updated facilities. In February we completed the relocation of our Timberville branch to a newly constructed office at 165 New Market Road, Timberville. Going forward our office at 205 S. Main Street, Timberville will be used totally for administration and operations function. We also purchased the former SunTrust Bank building in Edinburg to relocate our Edinburg branch from a leased facility. After quarter-end we completed the purchase the former Carter Bank branch in Stuarts Draft. Once renovated, Stuarts Draft will become our fourteenth branch, and will further strengthen our growth in the Augusta County market.” Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s thirteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, VBS Mortgage and VS Title, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp.
Key Statistics

	2018	2017
	Q1	Q4	Q3	Q2	Q1
Net Income (000's)	$1,973	$1,787	$2,550	$2,328	$2,345
Net Income available to Common	$1,870	$1,684	$2,447	$2,223	$2,241
Earnings per common share	$0.57	$0.52	$0.75	$0.68	$0.68

Return on Average Assets	1.11%	0.93%	1.34%	1.28%	1.29%
Return on Average Equity	8.75%	7.84%	11.28%	10.48%	10.84%
Dividend Payout Ratio exc. Special Dividend	43.53%	48.08%	32.00%	33.82%	32.12%
Dividend Payout Ratio with Special Dividend	78.35%

Net Interest Margin 1	4.78%	4.68%	4.48%	4.51%	4.39%
Yield on Average Earning Assets	5.38%	5.28%	5.08%	5.08%	4.93%
Yield on Average Interest Bearing Liabilities	0.87%	0.87%	0.85%	0.78%	0.77%
Net Interest Spread	4.51%	4.41%	4.23%	4.30%	4.16%

Provision for Loan Losses (000's)	$680	$-	$-	$-	$-
Net Charge-offs	$309	$898	$274	$100	$227
Net Charge-offs as a % of Loans	0.20%	0.58%	0.18%	0.07%	0.15%
Non-Performing Loans (000's)	$7,626	$7,102	$5,662	$5,677	$5,091
Non-Performing Loans to Total Assets	1.05%	.94%	.74%	.76%	.71%
Non-Performing Assets (000's)	$9,654	$9,086	$7,810	$7,685	$7,184
Non-Performing Assets to Assets	1.32%	1.21%	1.02%	1.03%	1.00%
Efficiency Ratio 2	66.53%	62.12%	62.12%	63.67%	63.27%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

F & M Bank Corp.
Financial Highlights

	For Three Months Ended March 31,
INCOME STATEMENT	Unaudited 2018	Unaudited 2017
Interest and Dividend Income	$8,742,630	$8,004,769
Interest Expense	979,295	879,100
Net Interest Income	7,763,335	7,125,669
Non-Interest Income	1,733,057	1,929,538
Provision for Loan Losses	680,000	-
Other Non-Interest Expenses	6,476,020	5,860,117
Income Before Income Taxes	2,340,372	3,195,090
Provision for Income Taxes	378,634	877,081
Less Minority Interest (income)/loss	10,835	26,928
Net Income	$1,972,573	$2,344,937
Dividend on preferred stock	103,323	104,343
Net Income available to common shareholders	$1,869,250	$2,240,594
Average Common Shares Outstanding	3,255,291	3,271,272
Net Income Per Common Share	.57	.68
Dividends Declared	.45	.22

BALANCE SHEET	Unaudited March 31, 2017	Unaudited March 31, 2017
Cash and Due from Banks	$8,481,487	$8,003,170
Interest Bearing Bank Deposits	886,054	1,090,496
Federal Funds Sold		3,019,000
Loans Held for Sale	33,231,067	37,698,696
Loans Held for Investment	622,721,611	591,005,528
Less Allowance for Loan Losses	(6,415,485)	(7,316,628)
Net Loans Held for Investment	616,306,126	583,688,900
Securities	20,039,046	37,952,434
Other Assets	50,043,918	43,432,983
Total Assets	$728,987,698	$714,885,679

Deposits	$568,599,936	$536,560,173
Short Term Debt	3,640,000	20,000,000
Long Term Debt	48,542,305	53,045,000
Other Liabilities	16,544,403	17,190,649
Total Liabilities	637,326,644	626,795,822
Preferred Stock	7,528,873	7,608,873
Common Equity	84,132,181	80,480,984
Stockholders’ Equity	91,661,054	88,089,857
Total Liabilities and Stockholders’ Equity	$728,987,698	$714,885,679
Book Value Per Common Share	$25.84	$24.59
Tangible Book Value Per Common Share	$25.99	$24.49

SOURCE:
F & M Bank Corp.
CONTACT:
Neil Hayslett, EVP/Chief Operating Officer

540-896-8941 or NHayslett@FMBankVA.com